Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-127917, 033-41927, 033-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414) and Registration Statement on Form S-3 (Nos. 033-60350, 333-48841, 333-46676 and 333-187636) of Cousins Properties Incorporated of our report dated July 29, 2013 relating to the combined statement of revenues and certain operating expenses of the Greenway Plaza and 777 Main office properties, which appears in this Current Report on Form 8-K of Cousins Properties Incorporated dated July 29, 2013.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 29, 2013